Exhibit 2.4

Series Wine, a Series of StartEngine Collectibles Fund I LLC

Capitalized terms used but not defined herein have the meanings assigned to such terms in the Limited Liability Company Agreement of StartEngine Collectibles I LLC, as in effect as of the effective date set forth below (the “Operating Agreement”). References to Sections and Articles set forth herein are references to Sections and Articles of the Operating Agreement.

Name of Series	Series Wine, a Series of StartEngine Collectibles Fund I LLC (“Series Wine”).

Effective Date of Establishment	January 5, 2021

Managing Member	StartEngine Asset LLC and was appointed as the Managing Member of the Series Wine with effect from January 20, 2021 and shall continue to act as the Managing Member of Series Wine until dissolution of Series Wine pursuant to Section 11.01(b) or its removal and replacement pursuant to Section 4.03 or ARTICLE X.

Initial Member	StartEngine Asset LLC

Asset Manager	VinoVest Inc.
Series Wine Asset	Assets to be acquired by Series Wine and related liabilities, include fine wines. However, the Asset Manager may modify this criteria in its sole discretion.

Issuance	Subject to Section 6.03(a), the maximum number of Series Wine Shares the Company can issue is 500,000.

Preferred Return Rate	4%

Number of Series Wine Shares held by the Managing Members	Upon designation of Series Wine, the Managing Member was granted a single Share in Series Wine.

Broker	None.

Brokerage Fee	None.

Other Rights	Holders of Series Wine Shares shall have no conversion, exchange, sinking fund, redemption or appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series Wine Shares.

Officers	There shall initially be no specific officers associated with Series Wine, although, the Managing Members may appoint officers of Series Wine from time to time, in their sole discretion.

Minimum Shares	50 Shares per Member.

Asset Base Date	Until June 30, 2022, the Administrative Manager and the Asset Manager will receive an asset management fee based on the capital contributions of the Economic Members for this Series. After such dates the asset management fee will be based on the Series’ NAV.

NAV Date	June 30, 2022